Exhibit 21
                         Subsidiaries of the Registrant

Tico Reinsurance, Ltd., a Turks and Caicos Islands, British West Indies limited liability company

Eagle Premium Finance Company, Inc., a Virginia corporation

CFT Financial Corp., a North Carolina corporation

Thaxton Insurance Group, a South Carolina corporation



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